TEMPUR SEALY REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS
- Net Sales Grew 7% in the Fourth Quarter
- Tempur-Pedic Mattress Units Grew 36% in North America in the Fourth Quarter
- Company Settled All Litigation with Mattress Firm

LEXINGTON, KY, February 14, 2019 - Tempur Sealy International, Inc. (NYSE: TPX) announced financial results for the fourth quarter and year ended December 31, 2018. The Company also issued financial guidance for the full year 2019.

FOURTH QUARTER 2018 FINANCIAL SUMMARY(1)

•
Total net sales increased 7.1% to $676.1 million as compared to $631.4 million in the fourth quarter of 2017. On a constant currency basis(2), total net sales increased 8.2%, with an increase of 9.1% in the North America business segment and an increase of 5.2% in the International business segment.

•
Gross margin under U.S. generally accepted accounting principles ("GAAP") was 41.9% as compared to 42.4% in the fourth quarter of 2017. Adjusted gross margin(2) was 42.4% in the fourth quarters of 2018 and 2017.

•
GAAP operating income decreased 29.7% to $57.9 million, or 8.6% of net sales, as compared to $82.4 million, or 13.1% of net sales, in the fourth quarter of 2017. Operating income in the fourth quarter included $21.2 million of charges associated with a wholesale customer bankruptcy and other adjustments. Adjusted operating income(2) increased 9.0% to $90.8 million, or 13.4% of net sales, as compared to $83.3 million, or 13.2% of net sales, in the fourth quarter of 2017.

•
GAAP net income decreased 74.6% to $12.3 million as compared to $48.4 million in the fourth quarter of 2017. Adjusted net income(2) increased 4.0% to $49.7 million as compared to $47.8 million in the fourth quarter of 2017.

•
Earnings before interest, tax, depreciation and amortization ("EBITDA")(2) decreased 16.2% to $77.9 million as compared to $93.0 million for the fourth quarter of 2017. Adjusted EBITDA(2) increased 5.5% to $117.9 million as compared to $111.8 million in the fourth quarter of 2017.

•
GAAP earnings per diluted share ("EPS") decreased to $0.22 as compared to $0.88 in the fourth quarter of 2017. Adjusted EPS(2) increased 3.4% to $0.90 as compared to $0.87 in the fourth quarter of 2017.

•
The Company ended the fourth quarter of 2018 with total debt of $1.7 billion and consolidated funded debt less qualified cash(2) of $1.6 billion. Leverage based on the ratio of consolidated funded debt less qualified cash to adjusted EBITDA(2) was 3.87 times for the trailing twelve months ended December 31, 2018.

FULL YEAR 2018 FINANCIAL SUMMARY(1)

•	Total net sales increased 0.1% to $2,702.9 million from $2,700.6 million in 2017.

•	GAAP gross margin was 41.5% in both 2018 and 2017. Adjusted gross margin(2) was 41.9% as compared to 42.0% in 2017.

•
GAAP operating income was $256.3 million, or 9.5% of net sales, as compared to $295.5 million, or 10.9% of net sales, in 2017. Adjusted operating income(2) was $307.6 million, or 11.4% of net sales, as compared to $325.3 million, or 12.0% of net sales, in 2017.

•	GAAP net income was $100.5 million as compared to $151.4 million in 2017. Adjusted net income(2) was $163.0 million as compared to $179.2 million in 2017.

•	GAAP EPS was $1.82 as compared to $2.77 in 2017. Adjusted EPS(2) was $2.96 as compared to $3.28 in 2017.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Reported Change	% Constant Currency Change(2)	Year Ended		% Reported Change	% Constant Currency Change(2)
	December 31, 2018	December 31, 2017			December 31, 2018	December 31, 2017
Net sales	$676.1	$631.4	7.1%	8.2%	$2,702.9	$2,700.6	0.1%	(0.3)%
Net income	12.3	48.4	(74.6)%	(72.1)%	100.5	151.4	(33.6)%	(32.7)%
Adjusted net income(2)	49.7	47.8	4.0%	6.5%	163.0	179.2	(9.0)%	(8.3)%
EBITDA (2)	77.9	93.0	(16.2)%	(14.2)%	356.1	376.5	(5.4)%	(5.0)%
Adjusted EBITDA (2)	117.9	111.8	5.5%	7.1%	424.7	445.6	(4.7)%	(4.4)%

(1) All amounts presented for 2017 reflect reclassifications to previously reported amounts to adjust for discontinued operations.
(2) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, "In 2018, we successfully launched our new Tempur-Pedic Adapt line of products to expand our market share in the competitive $2000 to $3000 price band. Going into 2019, we look forward to completing the North American Tempur-Pedic rollout with our highly anticipated Tempur Breeze line of products, as well as, launching our entirely new line of Stearns & Foster products. We believe these launches in 2019 will solidify our market position in premium bedding. We believe our focus on delivering high quality bedding products, improving the reach and effectiveness of our marketing, expanding our omni-channel strategy, and pursuing on-going productivity initiatives sets the company up for future earnings growth."

(1) All amounts presented for 2017 reflect reclassifications to previously reported amounts to adjust for discontinued operations.
(2) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company’s business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales increased 8.7% to $527.6 million as compared to $485.5 million in the fourth quarter of 2017. On a constant currency basis(2), North America net sales increased 9.1% as compared to the fourth quarter of 2017. GAAP gross margin was 39.2% as compared to 39.8% in the fourth quarter of 2017. GAAP operating margin was 9.5% as compared to 13.7% in the fourth quarter of 2017.

North America net sales through the wholesale channel increased $36.1 million, or 8.0%, to $487.2 million. North America net sales through the direct channel increased $6.0 million, or 17.4%, to $40.4 million, as compared to the fourth quarter of 2017, driven primarily by growth from expanded retail stores.

North America adjusted gross margin(2) was flat as compared to the fourth quarter of 2017. This was driven primarily by favorable pricing and brand mix, which were offset by commodity cost inflation, unfavorable Tempur product mix and increased floor model expenses. North America adjusted operating margin(2) improved 40 basis points as compared to the fourth quarter of 2017. The improvement in adjusted operating margin was driven by operating expense leverage.

International net sales increased 1.8% to $148.5 million as compared to $145.9 million in the fourth quarter of 2017. On a constant currency basis(2), International net sales increased 5.2% as compared to the fourth quarter of 2017. Gross margin was 51.5% as compared to 51.1% in the fourth quarter of 2017. GAAP operating margin was 21.6% as compared to 25.0% in the fourth quarter of 2017.

International net sales through the wholesale channel decreased $4.6 million, or 3.7%, to $119.3 million and net sales through the direct channel increased $7.2 million, or 32.7%, to $29.2 million as compared to the fourth quarter of 2017.

International adjusted gross margin(2) improved 60 basis points as compared to the fourth quarter of 2017. The improvement was driven primarily by the change in classification of royalty income due to the adoption of new revenue recognition guidance and operational improvements. International adjusted operating margin(2) declined 20 basis points as compared to the fourth quarter of 2017. The decline was driven by the change in classification of royalty income due to the adoption of new revenue recognition guidance, offset by favorable operating expense leverage, improvement in gross margin and improved performance by the Asia joint venture.

Corporate operating expense increased to $24.1 million as compared to $20.5 million in the fourth quarter of 2017.

Balance Sheet

As of December 31, 2018, the Company reported $45.8 million in cash and cash equivalents and $1,646.2 million in total debt, as compared to $41.1 million in cash and cash equivalents and $1,753.1 million in total debt as of December 31, 2017.

Mattress Firm Litigation

In early January, the Company and Mattress Firm, Inc. agreed to a thirty day stay of all litigation to allow time for the parties to discuss a settlement. The parties have now agreed to a settlement of all litigation matters between them in consideration of full mutual releases of all claims. The parties remain subject to certain remaining obligations that were negotiated under their prior commercial agreements.

Financial Guidance

For the full year 2019, the Company currently expects adjusted EBITDA(2) to range from $425 million to $475 million.

The Company also noted that its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control.

(1) All amounts presented for 2017 reflect reclassifications to previously reported amounts to adjust for discontinued operations.
(2) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Adjusted EBITDA as used in connection with the Company's 2019 outlook is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile this forward-looking non-GAAP financial measure to GAAP net income, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income in 2019 but would not impact adjusted EBITDA. Such items may include restructuring activities, foreign currency exchange rates, income taxes and other items. The unavailable information could have a significant impact on the Company’s full year 2019 GAAP financial results.

Discontinued Operations

As previously disclosed, the Company recently completed an evaluation of its International operations and identified certain subsidiaries with low profitability and difficult operating environments with higher operational risk and volatility. As a result of this evaluation, the Company decided to divest of the net assets of certain of these subsidiaries and enter into licensee relationships in those markets. The Company accounted for these subsidiaries as discontinued operations in its consolidated financial statements. These subsidiaries earned $4.3 million and $31.1 million in net sales for the three and twelve months ended December 31, 2018, respectively. The Company expects to receive royalty payments from licensee relationships in these markets in future years.

Please refer to Exhibit 99.2, furnished with the related Current Report on Form 8-K dated November 1, 2018, for a recast of selected financial information for 2017 and 2018, by quarter and year-to-date periods, adjusted for discontinued operations, provided for comparative purposes only. Please also refer to Exhibit 99.1, furnished with the related Current Report on Form 8-K dated December 31, 2018, for unaudited condensed consolidated pro forma statements of income for the years ended December 31, 2017, 2016 and 2015, which reflect the dispositions of certain of the Company’s Latin American subsidiaries and should be read in conjunction with the Company’s historical consolidated statements of income and the related notes.

Recent Changes to Revenue Recognition Accounting Standards

Due to a new revenue recognition standard adopted on January 1, 2018, the Company changed the classification of royalty income from a component of operating income to revenue. In the fourth quarter of 2018, adoption of this new standard increased both North America and International wholesale net sales by $2.3 million, as compared to the same period in the prior year. There was no impact to reported operating income, net income, or EBITDA arising from this change in classification. Although these earnings measures did not change, net sales and gross margin increased compared to the same period in the prior year and operating margin was negatively impacted. Therefore, adoption of the new standard impacted the Company's 2018 results and their comparability to the prior year.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, February 14, 2019, at 8:00 a.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding EBITDA, adjusted EBITDA, adjusted EPS, adjusted net income, adjusted operating income (expense), adjusted gross profit, adjusted gross margin, adjusted operating margin, consolidated funded debt, and consolidated funded debt less qualified cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to “Constant Currency Information” included in the attached schedules.

Forward-Looking Statements

This press release contains statements that may be characterized as "forward-looking," within the meaning of the federal securities laws. Such statements might include information concerning one or more of the Company's plans, guidance, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "assumes," "estimates," "expects," "guidance," "anticipates," "projects," "plans," "proposed," "targets," "intends," "believes," "will" and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding adjusted EBITDA for 2019 and performance generally for 2019 and subsequent periods and the Company's expectations for product launches over the next few quarters, increasing sales growth, expanding direct to consumer business and ongoing productivity initiatives. Any forward-looking statements contained herein are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

(1) All amounts presented for 2017 reflect reclassifications to previously reported amounts to adjust for discontinued operations.
(2) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from any that may be expressed as forward-looking statements. These risk factors include the impact of the macroeconomic environment in both the U.S. and internationally (including the impact of highly inflationary economies) on the Company’s business segments and expectations regarding growth of the mattress industry; uncertainties arising from global events; the effects of strategic investments on the Company’s operations, including efforts to expand its global market share; the ability to develop and successfully launch new products; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the ability to increase sales productivity within existing retail accounts and to further penetrate the retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the ability to continuously improve and expand the Company’s product line, maintain efficient, timely and cost-effective production and delivery of products, and manage growth; the effects of consolidation of retailers on revenues and costs; competition in the Company’s industry; consumer acceptance of the Company’s products; the effects of discontinued operations on the Company’s operating results and future performance; general economic, financial and industry conditions, particularly conditions relating to the financial performance and related credit issues present in the retail sector; financial distress among the Company’s business partners, customers and competitors; financial solvency and related problems experienced by other market participants; the Company’s reliance on information technology and the associated risks involving potential security lapses and/or cyber-based attacks; the outcome of pending tax audits or other tax, regulatory or investigation proceedings and pending litigation; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carryforwards; the Company’s capital structure and increased debt level, including its ability to meet financial obligations and continue to comply with the terms and financial ratio covenants of its credit facilities; changes in interest rates; effects of changes in foreign exchange rates on the Company’s reported earnings; changing commodity costs; disruptions in the supply of raw materials, or loss of suppliers; expectations regarding our target leverage and the Company’s share repurchase program; sales fluctuations due to seasonality; the effect of future legislative or regulatory changes, including changes in international trade duties, tariffs and other aspects of international trade policy; the Company’s ability to protect its intellectual property; and disruptions to the implementation of the Company’s strategic priorities and business plan caused by abrupt changes in its executive management team.

Other potential risk factors include the risk factors discussed under the heading "Risk Factors" under ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2017 and the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2018. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Year Ended
	December 31,		Chg %	December 31,		Chg %
	2018	2017		2018	2017
Net sales	$676.1	$631.4	7.1%	$2,702.9	$2,700.6	0.1%
Cost of sales (1)	392.9	363.5		1,582.2	1,579.6
Gross profit	283.2	267.9	5.7%	1,120.7	1,121.0	—%
Selling and marketing expenses	143.2	134.7		587.8	586.1
General, administrative and other expenses	88.2	61.6		294.2	261.4
Customer termination charges, net (1)	—	—		—	14.4
Equity income in earnings of unconsolidated affiliates	(6.1)	(5.0)		(17.6)	(15.6)
Royalty income, net of royalty expense	—	(5.8)		—	(20.8)
Operating income	57.9	82.4	(29.7)%	256.3	295.5	(13.3)%

Other expense, net:
Interest expense, net	22.8	21.9		92.3	87.3
Other expense (income), net	0.8	(0.5)		(1.0)	(7.2)
Total other expense. net	23.6	21.4		91.3	80.1

Income from continuing operations before income taxes	34.3	61.0	(43.8)%	165.0	215.4	(23.4)%
Income tax (provision) benefit	(15.2)	2.7		(49.6)	(43.8)
Income from continuing operations	19.1	63.7	(70.0)%	115.4	171.6	(32.8)%
Loss from discontinued operations, net of tax	(6.9)	(17.9)		(17.8)	(30.9)
Net income before non-controlling interests	12.2	45.8	(73.4)%	97.6	140.7	(30.6)%
Less: Net loss attributable to non-controlling interests	(0.1)	(2.6)		(2.9)	(10.7)
Net income attributable to Tempur Sealy International, Inc.	$12.3	$48.4	(74.6)%	$100.5	$151.4	(33.6)%

Earnings per common share:

Basic
Earnings per share for continuing operations	$0.35	$1.22		$2.17	$3.37
Loss per share for discontinued operations	(0.12)	(0.33)		(0.32)	(0.57)
Earnings per share	$0.23	$0.89	(74.2)%	$1.85	$2.80	(33.9)%

Diluted
Earnings per share for continuing operations	$0.35	$1.21		$2.15	$3.33
Loss per share for discontinued operations	(0.13)	(0.33)		(0.33)	(0.56)
Earnings per share	$0.22	$0.88	(75.0)%	$1.82	$2.77	(34.3)%

Weighted average common shares outstanding:
Basic	54.5	54.2		54.4	54.0
Diluted	55.1	54.8		55.1	54.7

Please refer to Footnotes at the end of this release.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions)

	December 31, 2018	December 31, 2017
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$45.8	$41.1
Accounts receivable, net	321.5	310.8
Inventories	222.3	179.1
Prepaid expenses and other current assets	215.8	63.4
Current assets of discontinued operations	—	13.0
Total Current Assets	805.4	607.4
Property, plant and equipment, net	420.8	433.5
Goodwill	723.0	732.7
Other intangible assets, net	649.3	667.1
Deferred income taxes	22.6	23.4
Other non-current assets	94.3	227.3
Non-current assets of discontinued operations	—	2.6
Total Assets	$2,715.4	$2,694.0

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$253.0	$228.3
Accrued expenses and other current liabilities	359.2	222.3
Income taxes payable	9.7	28.2
Current portion of long-term debt	47.1	72.4
Current liabilities of discontinued operations	—	25.7
Total Current Liabilities	669.0	576.9
Long-term debt, net	1,599.1	1,680.7
Deferred income taxes	117.5	114.3
Other non-current liabilities	112.3	206.1
Non-current liabilities of discontinued operations	—	1.3
Total Liabilities	2,497.9	2,579.3

Redeemable non-controlling interest	—	2.2

Stockholders' Equity:
Common stock, $0.01 par value, 300.0 million shares authorized; 99.2 million shares issued as of December 31, 2018 and 2017	1.0	1.0
Additional paid in capital	532.1	508.0
Retained earnings	1,513.8	1,416.2
Accumulated other comprehensive loss	(95.3)	(75.5)
Treasury stock at cost; 44.7 million and 45.0 million shares as of December 31, 2018 and 2017, respectively	(1,737.0)	(1,737.2)
Total stockholders' equity, net of non-controlling interest in subsidiaries	214.6	112.5
Non-controlling interest in subsidiaries	2.9	—
Total Stockholders' Equity	217.5	112.5
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity	$2,715.4	$2,694.0

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Year Ended December 31,
	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES FROM CONTINUING OPERATIONS:
Net income before non-controlling interests	$97.6	$140.7
Loss from discontinued operations, net of tax	17.8	30.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	87.1	80.7
Amortization of stock-based compensation	24.8	13.3
Amortization of deferred financing costs	2.3	2.2
Bad debt expense	31.3	9.8
Deferred income taxes	6.0	(61.1)
Dividends received from unconsolidated affiliates	14.8	11.3
Equity income in earnings of unconsolidated affiliates	(17.6)	(15.6)
Loss on sale of assets	3.3	2.2
Foreign currency adjustments and other	(2.1)	(2.9)
Changes in operating assets and liabilities:
Accounts receivable	(46.3)	21.0
Inventories	(44.6)	16.3
Prepaid expenses and other assets	(14.4)	(15.2)
Accounts payable	28.7	3.8
Accrued expenses and other liabilities	43.2	(4.9)
Income taxes payable	(24.4)	24.0
Net cash provided by operating activities from continuing operations	207.5	256.5

CASH FLOWS FROM INVESTING ACTIVITIES FROM CONTINUING OPERATIONS:
Purchases of property, plant and equipment	(73.6)	(66.6)
Other	2.4	0.9
Net cash used in investing activities from continuing operations	(71.2)	(65.7)

CASH FLOWS FROM FINANCING ACTIVITIES FROM CONTINUING OPERATIONS:
Proceeds from borrowings under long-term debt obligations	1,094.9	1,332.9
Repayments of borrowings under long-term debt obligations	(1,195.8)	(1,471.5)
Proceeds from exercise of stock options	4.6	12.8
Treasury stock repurchased	(4.6)	(44.9)
Payment of deferred financing costs	—	(0.5)
Other	(6.1)	(4.0)
Net cash used in financing activities from continuing operations	(107.0)	(175.2)

Net cash provided by continuing operations	29.3	15.6

CASH USED IN DISCONTINUED OPERATIONS
Operating cash flows	(24.4)	(33.6)
Investing cash flows	2.1	3.6
Financing cash flows	—	—
Net cash used in discontinued operations	(22.3)	(30.0)

NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(3.1)	(9.4)
Increase (decrease) in cash and cash equivalents	3.9	(23.8)
CASH AND CASH EQUIVALENTS, beginning of period	41.9	65.7
CASH AND CASH EQUIVALENTS, end of period	45.8	41.9
LESS: CASH AND CASH EQUIVALENTS OF DISCONTINUED OPERATIONS	—	0.8
CASH AND CASH EQUIVALENTS OF CONTINUING OPERATIONS	$45.8	$41.1

Summary of Channel Sales

The following table highlights net sales information, by channel and by business segment, for the three months ended December 31, 2018 and 2017:

	Three Months Ended December 31,
(in millions)	Consolidated		North America		International
	2018	2017	2018	2017	2018	2017
Wholesale (a) (b)	$606.5	$575.0	$487.2	$451.1	$119.3	$123.9
Direct (c)	69.6	56.4	40.4	34.4	29.2	22.0
	$676.1	$631.4	$527.6	$485.5	$148.5	$145.9

(a)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality and healthcare.
(b)	Royalty income has been reclassified into the wholesale channel for 2018 due to the new revenue recognition standard adopted on January 1, 2018.
(c)	The Direct channel includes company-owned stores, e-commerce and call centers.

Please refer to Footnotes at the end of this release.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA, consolidated funded debt and consolidated funded debt less qualified cash, which are not recognized terms under GAAP and do not purport to be alternatives to net income, earnings per share, gross profit, gross margin, operating income (expense) and operating margin as a measure of operating performance or an alternative to total debt as a measure of liquidity. The Company believes these non-GAAP financial measures provide investors with performance measures that better reflect the Company’s underlying operations and trends, providing a perspective not immediately apparent from net income, gross profit and operating income. The adjustments management makes to derive the non-GAAP financial measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP financial measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP financial measures include that these measures do not present all of the amounts associated with the Company's results as determined in accordance with GAAP. These non-GAAP financial measures should be considered supplemental in nature and should not be construed as more significant than comparable financial measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP financial measures and a reconciliation to the nearest GAAP financial measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales, earnings or other historical financial information on a “constant currency basis," which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of GAAP net income to adjusted net income and a calculation of adjusted EPS are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s GAAP net income to adjusted net income and a calculation of adjusted EPS for the three months ended December 31, 2018 and 2017:

Please refer to Footnotes at the end of this release.

	Three Months Ended
(in millions, except per share amounts)	December 31, 2018	December 31, 2017
GAAP net income	$12.3	$48.4
Loss from discontinued operations, net of tax (2)	6.9	17.9
Customer-related charges (3)	21.2	—
Restructuring costs (4)	9.1	—
Supply chain transition costs (5)	2.8	—
Latin American subsidiary charges (6)	—	0.5
Other costs (7)	—	0.4
Tax adjustments (8)	(2.6)	(19.4)
Adjusted net income	$49.7	$47.8

Adjusted earnings per share, diluted	$0.90	$0.87

Diluted shares outstanding	55.1	54.8

The following table sets forth the reconciliation of the Company’s GAAP net income to adjusted net income and a calculation of adjusted EPS for the year ended December 31, 2018 and 2017:

	Year Ended
(in millions, except per common share amounts)	December 31, 2018	December 31, 2017
GAAP net income	$100.5	$151.4
Loss from discontinued operations, net of tax (2)	17.8	30.9
Restructuring costs (9)	24.9	—
Customer-related charges (3)	21.2	—
Supply chain transition costs (10)	7.3	—
Customer termination charges (1)	—	25.9
Other costs (11)	—	3.4
Latin American subsidiary charges (6)	—	0.5
Tax adjustments (8)	(8.7)	(32.9)
Adjusted net income	$163.0	$179.2

Adjusted earnings per share, diluted	$2.96	$3.28

Diluted shares outstanding	55.1	54.7

Please refer to Footnotes at the end of this release.

Adjusted Gross Profit and Gross Margin and Adjusted Operating Income (Expense) and Operating Margin

A reconciliation of GAAP gross profit and gross margin to adjusted gross profit and adjusted gross margin, respectively, and GAAP operating income (expense) and operating margin to adjusted operating income (expense) and adjusted operating margin, respectively, are provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported GAAP gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the three months ended December 31, 2018:

	4Q 2018
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$676.1		$527.6		$148.5		$—

Gross profit	$283.2	41.9%	$206.7	39.2%	$76.5	51.5%	$—
Adjustments:
Restructuring costs (4)	1.6		1.3		0.3		—
Supply chain transition costs (5)	1.8		1.8		—		—
Adjusted gross profit	$286.6	42.4%	$209.8	39.8%	$76.8	51.7%	$—

Operating income (expense)	$57.9	8.6%	$49.9	9.5%	$32.1	21.6%	$(24.1)
Adjustments:
Customer-related charges (3)	21.2		20.9		—		0.3
Restructuring costs (4)	8.9		1.3		4.7		2.9
Supply chain transition costs (5)	2.8		2.8		—		—
Adjusted operating income (expense)	$90.8	13.4%	$74.9	14.2%	$36.8	24.8%	$(20.9)

The following table sets forth the Company's reported GAAP gross profit and the reconciliation of the Company's operating income (expense) to the calculation of the adjusted operating income (expense) for the three months ended December 31, 2017:

	4Q 2017
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$631.4		$485.5		$145.9		$—

Gross profit	$267.9	42.4%	$193.3	39.8%	$74.6	51.1%	$—

Operating income (expense)	$82.4	13.1%	$66.4	13.7%	$36.5	25.0%	$(20.5)
Adjustments:
Latin American subsidiary charges(6)	0.5		—		—		0.5
Other costs (7)	0.4		0.4		—		—
Adjusted operating income (expense)	$83.3	13.2%	$66.8	13.8%	$36.5	25.0%	$(20.0)

Please refer to Footnotes at the end of this release.

The following table sets forth the reconciliation of the Company's reported GAAP gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the year ended December 31, 2018:

	FULL YEAR 2018
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$2,702.9		$2,136.2		$566.7		$—

Gross profit	$1,120.7	41.5%	$823.4	38.5%	$297.3	52.5%	$—
Adjustments:
Restructuring costs (9)	6.4		6.1		0.3		—
Supply chain transition costs (10)	5.6		5.6		—		—
Adjusted gross profit	$1,132.7	41.9%	$835.1	39.1%	$297.6	52.5%	$—

Operating income (expense)	$256.3	9.5%	$250.0	11.7%	$107.5	19.0%	$(101.2)
Adjustments:
Restructuring costs (9)	23.6		10.2		8.5		4.9
Customer-related charges (3)	21.2		20.9		—		0.3
Supply chain transition costs (10)	6.5		6.5		—		—
Adjusted operating income (expense)	$307.6	11.4%	$287.6	13.5%	$116.0	20.5%	$(96.0)

The following table sets forth the reconciliation of the Company's reported GAAP gross profit and operating income (expense) to the calculation of adjusted gross profit and adjusted operating income (expense) for the year ended December 31, 2017:

	FULL YEAR 2017
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$2,700.6		$2,173.8		$526.8		$—

Gross profit	$1,121.0	41.5%	$844.7	38.9%	$276.3	52.4%	$—
Adjustments:
Customer termination charges (1)	11.5		11.5		—		—
Other costs (11)	1.0		1.0		—		—
Adjusted gross profit	$1,133.5	42.0%	$857.2	39.4%	$276.3	52.4%	$—

Operating income (expense)	$295.5	10.9%	$273.2	12.6%	$112.0	21.3%	$(89.7)
Adjustments:
Customer termination charges (1)	25.9		32.4		0.8		(7.3)
Other costs (11)	3.4		1.5		1.9		—
Latin American subsidiary charges(6)	0.5		—		—		0.5
Adjusted operating income (expense)	$325.3	12.0%	$307.1	14.1%	$114.7	21.8%	$(96.5)

Please refer to Footnotes at the end of this release.

EBITDA, Adjusted EBITDA and Consolidated Funded Debt Less Qualified Cash

The following reconciliations are provided below:

•	GAAP net income to EBITDA and adjusted EBITDA

•	Total debt to consolidated funded debt less qualified cash

•	Ratio of consolidated funded debt less qualified cash to adjusted EBITDA

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company’s operating performance, cash flow generation and comparisons from period to period, as well as general information about the Company's progress in reducing its leverage.

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculations of EBITDA and adjusted EBITDA for the three months ended December 31, 2018 and 2017:

	Three Months Ended
(in millions)	December 31, 2018	December 31, 2017
GAAP net income	$12.3	$48.4
Interest expense, net	22.8	21.9
Income tax provision (benefit)	15.2	(2.7)
Depreciation and amortization	27.6	25.4
EBITDA	$77.9	$93.0
Adjustments:
Loss from discontinued operations, net of tax (2)	6.9	17.9
Customer-related charges (3)	21.2	—
Restructuring costs (4)	9.1	—
Supply chain transition costs (5)	2.8	—
Latin American subsidiary charges (6)	—	0.5
Other costs (7)	—	0.4
Adjusted EBITDA	$117.9	$111.8

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the year ended December 31, 2018:

Year Ended
(in millions)	December 31, 2018
GAAP net income	$100.5
Interest expense, net	92.3
Income tax provision	49.6
Depreciation and amortization	113.7
EBITDA	$356.1
Adjustments:
Loss from discontinued operations, net of tax (2)	17.8
Restructuring costs (9)	22.3
Customer-related charges (3)	21.2
Supply chain transition costs (10)	7.3
Adjusted EBITDA	$424.7

Consolidated funded debt less qualified cash	$1,644.6

Ratio of consolidated funded debt less qualified cash to adjusted EBITDA	3.87 times

Please refer to Footnotes at the end of this release.

Under the Company's senior secured credit agreement entered into during 2016 ("2016 Credit Agreement"), the definition of adjusted EBITDA contains certain restrictions that limit adjustments to GAAP net income when calculating adjusted EBITDA. For the twelve months ended December 31, 2018, the Company's adjustments to GAAP net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2016 Credit Agreement.

The ratio of adjusted EBITDA under the 2016 Credit Agreement to consolidated funded debt less qualified cash is 3.87 times for the trailing twelve months ended December 31, 2018. The 2016 Credit Agreement requires the Company to maintain a ratio of consolidated funded debt less qualified cash to adjusted EBITDA of less than 5.00:1.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated funded debt less qualified cash as of December 31, 2018. "Consolidated funded debt" and "qualified cash" are terms used in the 2016 Credit Agreement for purposes of certain financial covenants.

(in millions)	December 31, 2018
Total debt, net	$1,646.2
Plus: Deferred financing costs (12)	7.6
Total debt	1,653.8
Plus: Letters of credit outstanding	23.7
Consolidated funded debt	$1,677.5
Less:
Domestic qualified cash (13)	13.6
Foreign qualified cash (13)	19.3
Consolidated funded debt less qualified cash	$1,644.6

Please refer to Footnotes at the end of this release.

Footnotes:

(1)
In the first quarter of 2017, the Company recorded $25.9 million of net charges related to the termination of the relationship with Mattress Firm. Cost of sales included $11.5 million of charges related to the write-off of customer-unique inventory and product obligations. Operating expenses included $14.4 million of net charges, which included a write-off of $17.2 million for customer incentives and marketing assets, $5.8 million of employee-related costs and $0.7 million of professional fees. These charges were offset by $9.3 million of benefit related to the change in estimate associated with performance-based stock compensation that is no longer probable of payout following the Mattress Firm termination.

(2)
Certain subsidiaries in the International business segment are accounted for as discontinued operations and have been designated as unrestricted subsidiaries in the 2016 Credit Agreement. Therefore, these subsidiaries are excluded from the Company's adjusted financial measures for covenant compliance purposes.

(3)
On January 11, 2019, Innovative Mattress Solutions, LLC ("iMS"), a customer of the Company, filed a voluntary petition in U.S. Bankruptcy Court for the Eastern District of Kentucky seeking relief under Chapter 11 of the U.S. Bankruptcy Code. In the fourth quarter of 2018, the Company recorded charges of $21.2 million associated with certain iMS-related assets on the Company's Consolidated Balance Sheet as of December 31, 2018, primarily made up of trade and other receivables, to fully reserve this account.

(4)
In the fourth quarter of 2018, the Company recorded $9.1 million of restructuring costs. These costs included $4.7 million of charges in the International business segment associated with International simplification efforts, including headcount reduction, professional fees, store closures and other costs, $2.9 million of Corporate professional fees related to restructuring activities and $1.5 million of charges associated with the operational alignment of a previous joint venture that became wholly acquired in the North America business segment, including $0.2 million of other expense, net.

(5)	In the fourth quarter of 2018, the Company recorded $2.8 million of supply chain transition costs which represent charges incurred to consolidate certain manufacturing and distribution facilities.
(6)	In the fourth quarter of 2017, the Company incurred $0.5 million of legal charges associated with a Latin American subsidiary.
(7)	In the fourth quarter of 2017, the Company incurred $0.4 million in other costs associated with an early lease termination.
(8)	Adjusted income tax provision represents the tax effects associated with the aforementioned items and other discrete income tax events.
(9)
In 2018, the Company recorded $24.9 million of restructuring costs, including $2.6 million of depreciation expense. These costs included $11.5 million of charges related to the operational alignment of a joint venture that was wholly acquired in the North America business segment, including $2.6 million of depreciation expense and $1.3 million of other expense, net. Restructuring costs also included $8.5 million of expenses in the International business segment related to International simplification efforts, including headcount reduction, professional fees and store closures, and $4.9 million of Corporate professional fees related to restructuring activities.

(10)
In 2018, the Company recorded $7.3 million of supply chain transition costs which represent charges incurred to consolidate certain manufacturing and distribution facilities, including $0.8 million of other expense.

(11)
In 2017, the Company incurred $3.4 million in other costs. The Company incurred $1.9 million of customer-related charges, $1.1 million in charges for hurricane-related costs and $0.4 million in costs associated with an early lease termination.

(12)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Consolidated Balance Sheets.

(13)
Qualified cash as defined in the 2016 Credit Agreement equals 100.0% of unrestricted domestic cash plus 60.0% of unrestricted foreign cash. For purposes of calculating leverage ratios, qualified cash is capped at $150.0 million.